Exhibit 10.32

Waiver of Plan Benefit

I, __________________, hereby permanently and irrevocably waive any and all rights that I or my beneficiaries may have to claim an entitlement to an Annual Award of Shares of Astoria Financial Corporation under the terms of the Astoria Financial Corporation 2007 Non-Employee Directors Stock Plan for the 2012 calendar year scheduled for grant on or about January 30, 2012.

__________________________

Dated

January 25, 2012